Exhibit 99.1

Press Release

For Immediate Release

Contacts:	Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports First Quarter Earnings for 2018

Conference Call and Webcast Scheduled for Today, April 23, 2018 at

10:00 a.m. Pacific Time/1:00 p.m. Eastern Time

•	Net income was $8.8 million or $0.52 diluted earnings per share
•	Total loans, including loans held for sale, increased by $70.4 million, or 20.8% annualized growth, from the end of the prior quarter
•	Total deposits increased by $36.2 million, or 11.0% annualized growth, from the end of the prior quarter
•	Definitive agreement to acquire First American International Corp. and enter the New York City market

Los Angeles, CA, April 23, 2018 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company”, announced financial results for the quarter ended March  31, 2018.

The Company reported net income of $8.8 million, or $0.52 diluted earnings per share, for the three months ended March 31, 2018, compared to net income of $4.9 million, or $0.29 diluted earnings per share, and $5.5 million, or $0.40 diluted earnings per share, for the three months ended December 31, 2017 and March 31, 2017, respectively.

“We saw a significant increase in our profitability during the first quarter, as our earnings per share increased by 30% over the prior year,” said Mr. Alan Thian, Chairman, President and CEO of RBB Bancorp. “We continue to see strong demand for residential mortgage loans, which drove an over 20% annualized increase in total loans during the quarter.  We continue to fund this loan demand with lower cost sources, as our noninterest-bearing demand deposits increased by more than 10% from the end of the prior quarter.  Our loan pipeline remains strong, which should lead to continued improvement in revenue and earnings as we move through the year.  In addition to the strong organic growth we are generating, the acquisition of First American International Corp. announced today will provide us with another catalyst for growing our franchise and creating additional long-term value for our shareholders.”

Key Performance Ratios

Net income of $8.8 million for the first quarter of 2018 produced an annualized return on average assets of 2.15% and an annualized return on average equity of 13.27%. This compares to an annualized return on average assets of 1.18% and an annualized return on average equity of 7.31% for the fourth quarter of 2017.  The efficiency ratio for the first quarter of 2018 was 43.85%, compared to 31.74% for the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $16.4 million for the first quarter of 2018, compared to $17.9 million for the fourth quarter of 2017.  The decrease was primarily attributable to a 36 basis point decrease in the net interest margin partially offset by a $29.0 million increase in average earning assets.  Accretion of purchase discounts contributed $353,000 to net interest income in the first quarter of 2018, compared to $2.7 million in the fourth quarter of 2017. The decrease in accretion income followed the early payoff of one large acquired loan in the fourth quarter.

Compared to the first quarter of 2017, net interest income, before provision for loan losses, increased from $13.5 million. The increase was primarily attributable to a $216.5 million increase in average earning assets, combined with a 20 basis point increase in the net interest margin.

Net interest margin was 4.26% for the first quarter of 2018, a decrease from 4.62% in the fourth quarter of 2017. The decrease was primarily attributable to a 32 basis point decrease in the yield on earning assets, primarily due to lower loan discount accretion income, partially offset by a favorable shift in the mix of earning assets. Loan discount accretion contributed 9 basis points to the net interest margin in the first quarter of 2018, compared to 71 basis points in the fourth quarter of 2017.

Compared to the first quarter of 2017, net interest margin increased from 4.06%. The increase was primarily attributable to a 20 basis point increase in the yield on earning assets, combined with a $216.5 million increase in average earning assets.

Noninterest Income

Noninterest income was $2.5 million for the first quarter of 2018, a decrease of $1.3 million from $3.8 million in the fourth quarter of 2017.  In the first quarter, gain on loan sales decreased by $1.1 million.

The Company sold $38.5 million in mortgage loans for a net gain of $983,000 million during the quarter ended March 31, 2018, compared to $90.3 million in mortgage loans for a net gain of $2.0 million during the quarter ended December 31, 2017. The Company originated $126.5 million in mortgage loans for the quarter ended March 31, 2018, compared with $120.5 million during the quarter ended December 31, 2017.

The Company sold $17.3 million in SBA loans for a net gain of $833,000 during the first quarter of 2018, compared to $16.6 million in SBA loans sold for a net gain of $970,000 during the fourth quarter of 2017.  SBA loan originations for the first quarter were $4.6 million, compared to $1.9 million for the fourth quarter of 2017 and $20.4 million in the first quarter of 2017. The decrease in SBA loan originations was attributable to the departure of certain SBA business development officers.

Compared to the first quarter of 2017, noninterest income increased slightly by $23,000. The gain on loan sales increased by $318,000, partially offset by a decrease in net loan servicing fees.

Noninterest Expense

Noninterest expense for the first quarter of 2018 was $8.3 million, compared to $6.9 million for the fourth quarter of 2017.  The increase was primarily attributable to a $735,000 increase in salaries and employee benefits expense, an increase in data processing costs of $115,000, an increase in legal and professional expenses of $154,000 and an increase in other expenses of $380,000.

Compared to the first quarter of 2017, noninterest expense increased from $6.6 million. The $1.7 million increase was primarily due to an increase in salaries and employee benefits of $768,000, an increase in data processing costs of $121,000, an increase in legal and professional expenses of $645,000 and an increase in other expenses of $143,000.

Income Taxes

On December 22, 2017, the “Tax Cuts and Jobs Act”, was signed into law, among other items, reducing the federal corporate tax rate to 21% effective January 1, 2018.  As a result, the Company concluded that the reduction in the federal corporate tax rate required the revaluation of the Company’s net deferred tax assets.    The Company performed an analysis and determined that the value of the deferred tax assets had declined by $2.6 million.   To reflect the decline in the value of the deferred tax assets, the Company recorded additional tax expense of $2.6 million during the fourth quarter of 2017.

The effective tax rate for the three months ended March 31, 2018 was 15.2% (includes the impact of a deduction for stock options exercised in the amount of $1.2 million) and 60.5% for the three months ended December 31, 2017 (includes the impact of the deferred tax asset write-down of $2.6 million), respectively.

As a result of the newly enacted tax legislation, the Company estimates that its effective tax rate for 2018 will be in the range of 27% and 29%. The estimated annual effective tax rate will vary depending upon tax-advantaged income, stock option exercises, and available tax credits.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $1.26 billion as of March 31, 2018, an increase of $12.9 million, or 4.17% annualized growth, from $1.25 billion at December 31, 2017, and an increase of $122.4 million, or 10.74%, from March 31, 2017.  The increase in loans held for investment from the end of the prior quarter was primarily attributable to growth in the commercial real estate and residential real estate portfolios.

Mortgage loans held for sale were $183.4 million as of March 31, 2018, an increase of $57.6 million from $125.8 million at December 31, 2017.

Deposits

Deposits were at $1.37 billion at March 31, 2018, an increase of $36.2 million, or 10.99% annualized growth, from $1.34 billion at December 31, 2017, and an increase of $125.2 million, or 10.0%, from March 31, 2017. The increase in total deposits from the end of the prior quarter was attributable to growth in noninterest-bearing demand deposits and certificates of deposit, partially offset by decreases in interest-bearing non-maturity deposits.

Noninterest-bearing deposits increased to $316.0 million as of March 31, 2018, compared to $285.7 million at December 31, 2017 and $215.7 million at March 31, 2017.

Asset Quality

Nonperforming assets totaled $4.8 million, or 0.28% of total assets at March 31, 2018, an increase from $2.9 million, or 0.17%, of total assets at December 31, 2017.  Nonperforming assets consist of Other Real Estate Owned (foreclosed properties), loans modified under troubled debt restructurings (TDR), non-accrual loans, and loans past due 90 days or more and still accruing interest. Nonperforming assets exclude purchase credit impaired (PCI) loans acquired in prior acquisitions.  The increase in nonperforming assets was primarily due to a $1.4 million SBA loan that was placed on nonaccrual status as of March 31, 2018 because it doesn’t meet the Company’s cash flow requirements, but has become current subsequent to quarter end.  The Company believes that no impairment exists, as there is more than sufficient collateral value supporting the loan.

Loans held-for-investment 30 to 89 days past due decreased to $2.2 million at March 31, 2018, from $3.6 million at December 31, 2017.

There were no net charge-offs during the first quarter of 2018.

The Company recorded provision for loan losses of $184,000 for the first quarter of 2018, which was primarily attributable to the growth in total average loans during the quarter.

The allowance for loan losses totaled $14.0 million, or 1.11% of total loans, at March 31, 2018, compared with $13.8 million, or 1.10%, of total loans at December 31, 2017.

Properties

Our headquarters office is located at 660 South Figueroa Street, Suite 1888, Los Angeles, California. It is in downtown Los Angeles at “Metro Center” and houses our risk management unit, including compliance and BSA groups, and our single-family residential mortgage group. The lease expires in May 2018. In October 2017, the Company signed a lease for a new headquarters office at 1055 Wilshire Boulevard, Suite 1220, Los Angeles, California, which we expect to occupy in June 2018. In February 2018 the Company signed a lease for a new branch in Irvine, California which we expect to occupy in May 2018.  In September 2017 the Company signed a lease to occupy a new location in Oxnard which we occupied on March 26, 2018.

Corporate Overview

RBB Bancorp is a $1.7 billion in assets bank holding company headquartered in Los Angeles, California. Its wholly-owned subsidiary, Royal Business Bank (the “Bank”), is a full service commercial bank which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, Ventura County and in Las Vegas, Nevada, including remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance and a full range of depository accounts. The Bank has ten branches in Los Angeles County, located in downtown Los Angeles, San Gabriel, Torrance, Rowland Heights, Monterey Park, Silver Lake, Arcadia, Cerritos, Diamond Bar, and west Los Angeles, two branches in Ventura County, located in Oxnard and Westlake Village, and one branch in Las Vegas, Nevada. The Company’s administrative and lending center is located at 123 E. Valley Blvd., San Gabriel, California 91176, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. RBB’s website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 10:00 a.m. PST/1:00 p.m. EST on Monday, April 23, 2018, to discuss the Company’s first quarter 2018 financial results.

To listen to the conference call, please dial 1-833-659-7620 or 1-430-775-1348, passcode 7889999. A replay of the call will be made available at 1-855-859-2056 or 1-404-537-3406, passcode 7889999, approximately one hour after the conclusion of the call and will remain available through April 30, 2018.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2017, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Assets
Cash and due from banks	$53,535	$70,048	$69,552	$104,366	$147,547
Federal funds sold and other cash equivalents	25,000	80,000	96,500	58,500	20,000
Total cash and cash equivalents	78,535	150,048	166,052	162,866	167,547
Interest-bearing deposits in other financial institutions	600	600	100	100	100
Investment securities available for sale	82,848	64,957	55,697	40,241	39,155
Investment securities held to maturity	9,998	10,009	5,191	6,199	6,206
Mortgage loans held for sale	183,391	125,847	125,704	83,263	66,555
Loans held for investment	1,261,928	1,249,074	1,196,522	1,146,005	1,139,563
Allowance for loan losses	(13,957)	(13,773)	(11,420)	(10,627)	(14,186)
Net loans held for investment	1,247,971	1,235,301	1,185,102	1,135,378	1,125,377
Premises and equipment, net	6,687	6,583	6,300	6,441	6,538
Federal Home Loan Bank (FHLB) stock	6,770	6,770	6,770	6,770	6,770
Net deferred tax assets	6,460	6,086	9,517	10,214	11,068
Income tax receivable	272	272	—	—	—
Other real estate owned (OREO)	293	293	293	833	833
Cash surrender value of life insurance	32,980	32,782	32,578	32,358	32,142
Goodwill	29,940	29,940	29,940	29,940	29,940
Servicing assets	5,979	5,957	5,370	4,661	4,223
Core deposit intangibles	1,357	1,438	1,525	1,612	1,699
Accrued interest and other assets	18,738	14,176	12,575	12,723	7,595
Total assets	$1,712,819	$1,691,059	$1,642,714	$1,533,599	$1,505,748
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$316,047	$285,690	$287,574	$215,716	$215,652
Savings, NOW and money market accounts	399,892	411,663	362,018	348,627	325,589
Time deposits	657,565	639,928	668,700	714,105	707,016
Total deposits	1,373,504	1,337,281	1,318,292	1,278,448	1,248,257
Reserve for unfunded commitments	575	282	489	517	985
Income tax payable	1,563	—	—	—	4,664
FHLB advances	—	25,000	—	—	10,000
Long-term debt	49,564	49,528	49,492	49,456	49,419
Subordinated debentures	3,447	3,424	3,402	3,379	3,357
Accrued interest and other liabilities	8,344	10,368	10,708	9,462	5,570
Total liabilities	1,436,997	1,425,883	1,382,383	1,341,262	1,322,252
Shareholders' equity:
Shareholder's equity	276,862	265,619	260,468	192,427	183,695
Accumulated other comprehensive income (loss) - Net of tax	(1,040)	(443)	(137)	(90)	(199)
Total shareholders' equity	275,822	265,176	260,331	192,337	183,496
Total liabilities and stockholders’ equity	$1,712,819	$1,691,059	$1,642,714	$1,533,599	$1,505,748

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Interest and dividend income:
Interest and fees on loans	$19,074	$20,297	$16,033
Interest on interest-bearing deposits	187	209	151
Interest on investment securities	560	484	278
Dividend income on FHLB stock	119	119	153
Interest on federal funds sold and other	237	370	144
Total interest income	20,177	21,479	16,759
Interest expense:
Interest on savings deposits, NOW and money market accounts	702	684	474
Interest on time deposits	2,046	1,987	1,849
Interest on subordinated debentures and other	913	909	905
Interest on other borrowed funds	71	7	17
Total interest expense	3,732	3,587	3,245
Net interest income	16,445	17,892	13,514
Provision for loan losses	184	2,436	—
Net interest income after provision for loan losses	16,261	15,456	13,514
Noninterest income:
Service charges, fees and other	466	487	460
Gain on sale of loans	1,815	2,949	1,497
Loan servicing fees, net of amortization	(31)	151	262
Recoveries on loans acquired in business combinations	6	7	28
Increase in cash surrender value of life insurance	199	204	185
	2,455	3,798	2,432
Noninterest expense:
Salaries and employee benefits	4,951	4,216	4,183
Occupancy and equipment expenses	791	764	744
Data processing	473	358	352
Legal and professional	258	104	(387)
Amortization of intangibles	81	87	94
Other expenses	1,735	1,355	1,592
	8,289	6,884	6,578
Income before income taxes	10,427	12,370	9,368
Income tax expense	1,580	7,481	3,875
Net income	$8,847	$4,889	$5,493
Net income per share
Basic	$0.55	$0.31	$0.43
Diluted	$0.52	$0.29	$0.40

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$97,741	$543	2.25%	$155,403	$698	1.78%	$118,250	$448	1.54%
Securities (2)
Available for sale	70,742	477	2.74%	61,386	424	2.74%	38,846	217	2.27%
Held to maturity	10,005	92	3.78%	6,472	66	4.07%	6,211	64	4.15%
Mortgage loans held for sale	158,820	1,838	4.69%	132,170	1,531	4.60%	51,748	621	4.87%
Loans held for investment: (3)
Real estate	829,971	11,097	5.42%	802,024	13,279	6.57%	765,675	10,810	5.73%
Commercial (4)	398,811	6,139	6.24%	379,651	5,487	5.73%	368,907	4,602	5.06%
Total loans	1,228,782	17,236	5.69%	1,181,675	18,766	6.30%	1,134,582	15,412	5.51%
Total earning assets	1,566,090	$20,187	5.23%	1,537,106	$21,485	5.55%	1,349,637	$16,762	5.04%
Noninterest-earning assets	100,408			104,056			87,764
Total assets	$1,666,498			$1,641,162			$1,437,401
Interest-bearing liabilities
NOW and money market deposits	$360,151	$667	0.75%	$357,972	$643	0.71%	$267,079	$435	0.66%
Savings deposits	32,648	35	0.43%	35,118	41	0.46%	34,145	39	0.46%
Time deposits	645,654	2,046	1.29%	645,178	1,987	1.22%	692,910	1,850	1.08%
Total interest-bearing deposits	1,038,453	2,748	1.07%	1,038,268	2,671	1.02%	994,134	2,324	0.95%
FHLB short-term advances	17,771	71	1.62%	3,043	7	0	10,278	17	0.67%
Long-term debt	49,542	849	6.96%	49,505	848	6.80%	49,395	848	6.96%
Subordinated debentures	3,433	64	7.62%	3,411	61	7.10%	3,343	56	6.79%
Total interest-bearing liabilities	1,109,199	$3,732	1.36%	1,094,227	$3,587	1.30%	1,057,150	$3,245	1.24%
Noninterest-bearing liabilities
Noninterest-bearing deposits	277,146			268,588			185,757
Other noninterest-bearing liabilities	9,723			13,151			10,828
Total noninterest-bearing liabilities	286,869			281,738			196,585
Shareholders' equity	270,430			265,197			183,666
Total liabilities and shareholders' equity	$1,666,498			$1,641,162			$1,437,401
Net interest income / interest rate spreads		$16,455	3.86%		$17,898	4.24%		$13,517	3.79%
Net interest margin			4.26%			4.62%			4.06%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)

We have a minor amount of tax-exempt loans and securities, less than $6 million at March 31, 2018 less than $1 million at December 31, 2017 and March 31, 2017. Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis as of March 31, 2018 and 2017.

(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.
(4)	Includes purchased receivables, which are short term loans made to investment grade companies and are used for cash - management purposes by the Company.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Per share data (common stock)
Earnings
Basic	$0.55	$0.31	$0.43
Diluted	$0.52	$0.29	$0.40
Book value	$16.93	$16.67	$14.30
Tangible book value	$15.01	$14.70	$11.84
Weighted average shares outstanding
Basic	16,082,894	15,849,285	12,827,803
Diluted	17,162,319	16,981,009	13,725,721
Shares outstanding at period end	16,288,927	15,908,893	12,827,803
Performance ratios
Return on average assets	2.15%	1.18%	1.55%
Return on average shareholders' equity, annualized	13.27%	7.31%	12.13%
Return on average tangible common equity, annualized	15.01%	8.30%	14.66%
Noninterest income to average assets, annualized	0.60%	0.92%	0.69%
Noninterest expense to average assets, annualized	2.02%	1.66%	1.86%
Yield on average earning assets	5.23%	5.54%	5.04%
Cost of average deposits	0.85%	0.81%	0.80%
Cost of average interest-bearing deposits	1.07%	1.02%	0.95%
Cost of average interest-bearing liabilities	1.36%	1.30%	1.24%
Accretion on loans to average earning assets	0.09%	0.71%	0.32%
Net interest spread	3.86%	4.24%	3.79%
Net interest margin	4.26%	4.62%	4.06%
Efficiency ratio	43.85%	31.74%	44.24%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the periods ending
	March 31,	December 31,	March 31,
	2018	2017	2017
Loan to deposit ratio	91.88%	93.40%	91.29%
Core deposits / total deposits	73.45%	74.09%	69.23%
Net non-core funding dependence ratio	14.63%	18.11%	13.59%

Credit Quality Data:
Loans 30-89 days past due	$2,221	$3,636	$2,525
Loans 30-89 days past due to total loans	0.18%	0.29%	0.22%
Nonperforming loans	$4,465	$2,575	$6,109
Nonperforming loans to total loans	0.35%	0.21%	0.54%
Nonperforming assets	$4,758	$2,868	$6,942
Nonperforming assets to total assets	0.28%	0.16%	0.46%
Allowance for loan losses to total loans	1.11%	1.10%	1.24%
Allowance for loan losses to nonperforming loans	312.60%	534.87%	232.22%
Net charge-offs to average loans (for the quarter-to-date period)	—	0.01%	—

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	14.54%	14.09%	10.30%
Tier 1 leverage ratio	15.23%	14.35%	11.07%
Tier 1 common capital to risk-weighted assets	17.98%	17.54%	12.88%
Tier 1 capital to risk-weighted assets	18.24%	17.80%	13.15%
Total capital to risk-weighted assets	22.93%	22.55%	18.58%

Regulatory capital ratios—bank only
Tier 1 leverage ratio	14.83%	14.50%	13.21%
Tier 1 common capital to risk-weighted assets	17.75%	17.42%	15.69%
Tier 1 capital to risk-weighted assets	17.75%	17.42%	15.69%
Total capital to risk-weighted assets	18.82%	18.47%	16.94%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	1Q	4Q	3Q	2Q	1Q
Quarterly Consolidated Statements of Earnings	2018	2017	2017	2017	2017
Interest income
Loans, including fees	$19,074	$20,297	$17,200	$16,759	$16,033
Investment securities and other	1,103	1,182	1,146	762	726
Total interest income	20,177	21,479	18,346	17,521	16,759
Interest expense
Deposits	2,749	2,671	2,710	2,568	2,323
Interest on subordinated debentures and other	913	909	908	907	905
Other borrowings	71	7	—	12	17
Total interest expense	3,732	3,587	3,618	3,487	3,245
Net interest income before provision for loan losses	16,445	17,892	14,728	14,034	13,514
Provision (recapture) for loan losses	184	2,436	700	(4,188)	—
Net interest income after provision for loan losses	16,261	15,456	14,028	18,222	13,514
Noninterest income	2,455	3,798	3,796	3,175	2,432
Noninterest expense	8,289	6,884	7,200	6,960	6,578
Earnings before income taxes	10,427	12,370	10,624	14,437	9,368
Income taxes	1,580	7,481	4,013	5,901	3,875
Net income	$8,847	$4,889	$6,611	$8,536	$5,493
Net income per common share - basic	$0.55	$0.31	$0.45	$0.67	$0.43
Net income per common share - diluted	$0.52	$0.29	$0.42	$0.62	$0.40
Cash dividends declared per common share	$0.08	$0.08	—	—	$0.30
Cash dividends declared	$1,275	$1,270	—	—	$3,849
Yield on average assets, annualized	2.15%	1.18%	1.65%	2.29%	1.55%
Yield on average earning assets	5.23%	5.54%	4.87%	5.02%	5.04%
Cost of average deposits	0.85%	0.81%	0.84%	0.83%	0.80%
Cost of average interest-bearing deposits	1.07%	1.02%	1.01%	0.99%	0.95%
Cost of average interest-bearing liabilities	1.36%	1.30%	1.29%	1.28%	1.24%
Accretion on loans to average earning assets	0.09%	0.71%	0.17%	0.25%	0.32%
Net interest margin	4.26%	4.62%	3.91%	4.02%	4.06%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of March 31,		As of December 31,		As of September 30,		As of June 30,		As of March 31,
(dollars in thousands)	2018	%	2017	%	2017	%	2017	%	2017	%
Loans:
Commercial and industrial	$278,394	22.1	$280,766	22.5	$225,967	18.9	$229,984	20.1	$214,480	18.8
SBA	114,652	9.1	131,421	10.5	148,005	12.4	158,373	13.8	149,926	13.2
Construction and land development	101,240	8.0	91,908	7.4	94,297	7.9	100,239	8.8	89,869	7.9
Commercial real estate (1)	500,051	39.6	496,039	39.7	491,086	41.0	439,204	38.3	493,416	43.3
Single-family residential mortgages	267,591	21.2	248,940	19.9	237,167	19.8	218,205	19.0	191,872	16.8
Total loans (2)	$1,261,928	100.0	$1,249,074	100.0	$1,196,522	100.0	$1,146,005	100.0	$1,139,563	100.0
Allowance for loan losses	(13,957)		(13,773)		(11,420)		(10,627)		(14,186)
Total loans, net	$1,247,971		$1,235,301		$1,185,102		$1,135,378		$1,125,377

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three months ended
Change in Allowance for Loan Losses	March 31,
(dollars in thousands)	2018	2017
Beginning balance	$13,773	$14,162
(Recapture) additions to the allowance charged to expense	184	—
Recoveries on loans charged-off	—	24
Ending balance	$13,957	$14,186

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2018 and 2017.

	March 31,
(dollars in thousands, except per share data)	2018	2017
Tangible common equity:
Total shareholders' equity	$275,822	$183,496
Adjustments
Goodwill	(29,940)	(29,940)
Core deposit intangible	(1,357)	(1,699)
Tangible common equity	$244,525	$151,857
Tangible assets:
Total assets-GAAP	$1,712,819	$1,505,748
Adjustments
Goodwill	(29,940)	(29,940)
Core deposit intangible	(1,357)	(1,699)
Tangible assets	$1,681,523	$1,474,109
Common shares outstanding	16,288,927	12,827,803
Tangible common equity to tangible assets ratio	14.54%	10.30%
Tangible book value per share	$15.01	$11.84